Exhibit 23.3
CONSENT OF WEIR INTERNATIONAL, INC.
Weir International, Inc. (WEIR) has read the Annual Report on Form 20-F of Mechel OAO dated April 12, 2011, including references to our review and audit of the reserves included in our April 12, 2011 Reserve and Resource Audit Report. WEIR confirms and concurs that the information disclosed in the Form 20-F fairly and accurately represents the information in our April 12, 2011 Reserve and Resource Audit Report.
We also hereby consent to the use of our name in the preliminary prospectus supplement dated April 12, 2011 (the “Preliminary Prospectus Supplement”), any final prospectus supplement thereto (the “Final Prospectus Supplement”), and the registration statement on Form F-3ASR (No. 333-166309) of Mechel OAO (the “Registration Statement”) in connection with references to our involvement in the review and audit of the reserves included in our April 12, 2011 Reserve and Resource Audit Report and to the use of the report, or portions thereof, and to the inclusion or incorporation by reference of information derived from the report, in the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Registration Statement.
Respectfully submitted:

By:	/s/ John W. Sabo
Name:	John W. Sabo
Title:	Executive Vice President
Date:	April 12, 2011